Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124002

23,420,540 Shares of Common Stock

ONSTREAM MEDIA CORPORATION
Supplement #4 dated June 26, 2007
to Prospectus dated June 29, 2005

This Prospectus Supplement #4 (the “Fourth Supplement”) updates the table in the “Selling Security Holders” section of the prospectus dated June 29, 2005 (the "Prospectus") as amended by the First Supplement to the Prospectus dated November 29, 2006 (the “First Supplement”), the Second Supplement to the Prospectus dated January 25, 2007 (the “Second Supplement”) ”) and the Third Supplement to the Prospectus dated March 9, 2007 (the “Third Supplement”), to reflect the number of shares currently owned and offered by Omicron Master Trust ("Omicron") and Portside Growth and Opportunity Fund (“Portside”), adjusted to reflect a recent transfer of securities from Omicron to Portside, as well as other changes in the holdings of Omicron and Portside since the date of the Prospectus, as follows:

Name of selling security holder	Number of shares owned	Percentage owned before offering	Shares to be offered	Shares to be owned after offering	Percentage owned after offering
Omicron Master Trust (45)	82,860	1.0%	82,860	0	0.0%
Portside Growth and Opportunity Fund (66)	125,540	1.5%	125,540	0	0.0%

The footnotes to the "Selling Security Holders" section of the Prospectus, as amended by the First Supplement, the Second Supplement, and the Third Supplement, are updated as follows:

(45)
The 82,860 shares owned and offered are shares of our common stock issued in lieu of certain cash interest payments on the $525,000 principal amount 8% senior secured convertible notes due to Omicron through September 30, 2006.

The number of shares owned and offered is updated to reflect a transfer of 125,540 warrants from Omicron Master Trust to Portside Growth and Opportunity Fund pursuant to a Securities Transfer and Assignment Agreement dated April 10, 2007 - see footnote 66.

Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this Supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G controls Omicron and Winchester.

(66)
The number of shares owned and offered are shares of our common stock issuable upon the exercise of a common stock purchase warrants with an exercise price of $1.65 per share. The warrants were transferred from Omicron Master Trust to Portside Growth and Opportunity Fund pursuant to a Securities Transfer and Assignment Agreement dated April 10, 2007.

Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of Portside Growth and Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital Group, L.L.C. is a NASD member. However, this affiliate will not sell any shares acquired by Portside Growth and Opportunity Fund, in or through this offering or through this prospectus, and will receive no compensation whatsoever in connection with sales of shares through this prospectus.

The Prospectus, together with the First Supplement to the Prospectus dated November 29, 2006, the Second Supplement to the Prospectus dated January 25, 2007, the Third Supplement to the Prospectus dated March 9, 2007 and this Fourth Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock issuable upon conversion or exercise of the notes or warrants. All references in the Prospectus to "this prospectus" are amended to read "this prospectus as supplemented and amended".

This Fourth Supplement does not contain complete information about the shares of common stock of Onstream. Additional information is contained in the Prospectus dated June 29, 2005, the First Supplement, the Second Supplement and the Third Supplement and this Fourth Supplement should be read in conjunction with the Prospectus, the First Supplement, the Second Supplement and the Third Supplement.